Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:             Rob Litt, 763-577-6187

INVESTOR CONTACT:      Christine Battist, 763-577-2828

THE MOSAIC COMPANY REPORTS

FISCAL YEAR 2010 THIRD QUARTER RESULTS

PLYMOUTH, MN, March 31, 2010 – The Mosaic Company (NYSE: MOS) announced today net earnings of $222.6 million, or $0.50 per diluted share, for the third quarter ended February 28, 2010. These results compare with net earnings of $58.8 million, or $0.13 per share, for the third quarter ended February 28, 2009. The Company maintained a strong financial position, with cash and cash equivalents of $2.3 billion as of February 28, 2010.

KEY ITEMS

•	Total phosphate sales volumes were 2.5 million tonnes, up 52 percent compared to last year, and the average diammonium phosphate (DAP) selling price was $336 per tonne

•	Potash sales volumes rebounded from a year ago to 1.9 million tonnes and the average muriate of potash (MOP) selling price was $356 per tonne

•	Net unrealized mark-to-market derivative gains impacted gross margin by $24.5 million, or $0.03 per share, compared to net unrealized derivative losses of $30.5 million, or $0.04 per share a year ago

•	Foreign currency transaction losses were $22.3 million, or $0.03 per share, compared to a gain of $47.1 million, or $0.07 per share a year ago

•	Income tax expense was higher due to a $15.9 million, or $0.04 per share, discrete item associated with the Company’s upcoming sale of certain Brazilian assets

•	Cash flow from operating activities was $476.7 million for the third quarter of fiscal 2010 compared to a use of cash of $11.2 million last year

•	A special dividend of $578.5 million, or $1.30 per share, was paid in December 2009

Mosaic had net sales in the third quarter of fiscal 2010 of $1.7 billion, an increase from $1.4 billion, or 26 percent, compared to the same period a year ago.

Mosaic’s gross margin for the third quarter of fiscal 2010 was $476.5 million, or 28 percent of net sales, compared with $140.3 million, or 10 percent of net sales, a year ago. Third quarter operating earnings were $388.9 million compared with $43.7 million a year ago. The increases in gross margin and operating earnings were primarily driven by improved demand for both phosphate and potash and lower phosphate raw material costs, partially offset by lower selling prices.

“Early indications point toward a strong North American planting season,” said Jim Prokopanko, Mosaic’s President and Chief Executive Officer. “We are executing successfully on our strategy and are well positioned to serve our customers around the world in coming months. We are driving to finish our fiscal year on a strong note.”

Since the end of the quarter, Mosaic has taken several noteworthy actions to advance its strategic priorities. Today, Mosaic announced that it agreed to invest in the Bayovar phosphate rock mine in Peru and enter into a long-term phosphate rock offtake agreement. These agreements are expected to bolster the Company’s position as the world’s leading integrated phosphate producer. Last week, as separately announced, PhosChem completed a significant multi-year DAP supply agreement with customers in India which will provide Mosaic a substantial baseload of sales volumes over the next three years. In addition, Mosaic continues to advance its potash capacity expansions in Saskatchewan, Canada.

Phosphates

Net sales in the Phosphates segment were $1.0 billion for the third quarter, an increase of 17 percent from $871.3 million a year ago. Phosphates’ third quarter gross margin was $114.0 million, or 11 percent of net sales, compared with a loss of $70.1 million for the same period a year ago. Operating earnings were $52.9 million, an increase from a loss of $152.2 million in the same period last year. The increase in operating earnings in the third quarter of fiscal 2010 compared with a year ago was primarily due to higher sales volumes, the favorable effects of lower raw material costs and higher production levels, partially offset by lower selling prices. Gross margin and operating earnings in last year’s third quarter included a $28.3 million inventory valuation write-down.

The average third quarter DAP selling price, FOB plant, was $336 per tonne, compared to $499 a year ago and $287 per tonne in the second quarter of fiscal 2010.

Phosphates segment sales volumes were 2.5 million tonnes, an increase of 52 percent compared with a year ago. This improvement was primarily due to stronger demand both in North America and internationally compared to weak volumes a year ago.

Mosaic’s North American phosphate production level was 1.7 million tonnes during the third quarter, almost double year ago levels of 0.9 million tonnes, yet down slightly from second quarter due to planned turnarounds.

“Phosphates sales volumes continued their strong recovery from the weak levels of the same period last year. Compared to the prior quarter, and as we expected, the gross margin percentage improved modestly in spite of rising raw material costs and lower production rates,” stated Prokopanko. “We look for continued gross margin improvement into our fourth fiscal quarter, though margin expansion will be constrained by the normal lag between our average realized prices and prevailing market prices as well as higher raw material costs.”

Potash

Net sales in the Potash segment totaled $730.0 million for the fiscal 2010 third quarter, an increase of 52 percent from $480.8 million a year ago. The Potash segment’s gross margin increased to $352.0 million in the third quarter, or 48 percent of net sales, compared with $206.6 million, or 43 percent of net sales a year ago. Operating earnings were $326.0 million in the third quarter, compared to $186.0 million a year ago. Operating earnings in the quarter improved due to significantly improved sales volumes, partially offset by a decline in selling prices.

The average third quarter MOP selling price, FOB plant, was $356 per tonne compared to $565 a year ago.

The Potash segment’s total sales volume was 1.9 million tonnes for the third quarter, up sharply from 0.8 million tonnes a year ago and 1.0 million tonnes in the second quarter.

Potash production was comparable at 1.3 million tonnes in both the current and the year ago quarter while up slightly from 1.1 million tonnes in the second quarter. Production rates were increased late in the quarter due to improved demand for potash.

“The potash business has taken a leap forward on all fronts, and sales volumes and operating profits were up strongly during the quarter,” said Prokopanko. “Recent demand trends are encouraging in most of our key geographies. We have increased operating rates and inventory levels have steadily declined.”

Other

A foreign currency transaction loss of $22.3 million was recorded for the third quarter compared to a gain of $47.1 million for the same period a year ago. This loss is the result of the effect of a weakening U.S. dollar relative to the Canadian dollar on significant U.S. dollar denominated intercompany receivables and cash held by the Company’s Canadian affiliates. Net unrealized mark-to-market derivative gains impacted gross margin by $24.5 million compared to net unrealized derivative losses of $30.5 million a year ago.

Income tax expense was $125.3 million in the third quarter resulting in an effective tax rate of 35 percent, compared to $30.7 million, or an effective tax rate of 37 percent, for the same period last year. The tax rate increase compared to the first half of this fiscal year included a discrete item associated with the Company’s upcoming sale of certain Brazilian assets, which was announced during the quarter.

Total equity earnings in non-consolidated subsidiaries in the third quarter was a loss of $8.5 million, compared with earnings of $6.0 million for the same period a year ago. This is primarily the result of weak results from Fosfertil S.A. due to a decline in phosphate selling prices, higher raw material costs to produce phosphates and an unfavorable foreign exchange impact.

Cash flow provided by operating activities in the third quarter of fiscal 2010 was $476.7 million. Mosaic’s total debt and cash and cash equivalents as of February 28, 2010 were $1.4 billion and $2.3 billion respectively.

Year-to-Date

For the nine months ended February 28, 2010, net sales were $4.9 billion, a decrease of 44 percent from $8.7 billion reported a year ago. Year-to-date operating earnings were $723.2 million compared to $2.3 billion for the same period a year ago. Operating earnings in fiscal 2010 results include a $51.2 million pre-tax charge related to the write-off of certain assets while operating earnings in fiscal 2009 results included a $321.8 million inventory valuation write-down. A foreign currency transaction loss of $31.8 million was recorded for the first nine months of fiscal 2010 compared with a gain of $166.1 million for the same period a year ago. Unrealized mark-to-market derivative gains, primarily on natural gas contracts, included in cost of goods sold, totaled $63.4 million compared to losses of $165.5 million the prior year. Equity earnings in non-consolidated entities was a loss of $17.8 million compared with income of $94.5 million last year. The first nine months of fiscal 2009 results also included a $673.4 million gain on the sale of Mosaic’s interest in Saskferco Products ULC in October 2008.

Market Outlook

This quarter, the global phosphate market continued its recovery. DAP prices have increased significantly from the lows of the past few quarters and North American producer inventories remain lean and well below the three-year average. Customers have met the rapid price increases for phosphates during the quarter with some caution and margin expansion may be constrained by higher raw material costs.

The potash market showed significant improvement over the weak sales volumes of both the year ago quarter and the prior quarter. North American producer inventories have fallen since November 2009 and are now below the three-year average. In addition, several key international contracts provide an indication that MOP prices have stabilized. North American dealers are increasingly willing to purchase potash in anticipation of spring planting.

Prices for many agricultural commodities continue to trade at relatively high levels and generate profitable farm returns throughout much of the world. The Prospective Plantings Report released by the U.S. Department of Agriculture this morning indicated that U.S. farmers intend to plant the same total acreage as a year ago, but they plan to plant more corn, soybeans and cotton and less wheat and other small grains this year. This shift is positive for crop nutrient demand prospects this spring. Corn and soybean prices have declined in response to the prospect of increases in planted acreage this spring, but the outlook for these commodities still will hinge on yields achieved in the upcoming growing season.

“Many indicators point to a strong North American spring season,” said Prokopanko. “We expect to operate at normal rates during the fourth quarter and anticipate continued improvement in financial results. The long-term crop nutrient demand outlook is favorable and we are confident having a balanced portfolio of both phosphate and potash will lead to superior results over the long term.”

Financial Guidance

Total sales volumes for the Phosphates segment will be modestly constrained by low inventory levels and are expected to range from 2.4 to 2.8 million tonnes for the fourth quarter of fiscal 2010. Mosaic’s realized DAP price, FOB plant, for the fourth quarter of fiscal 2010 is estimated to be $420 to $460 per tonne.

Total sales volumes for the Potash segment are expected to range from 1.9 to 2.3 million tonnes for the fourth quarter of fiscal 2010. Mosaic’s realized MOP price, FOB plant, for the fourth quarter of fiscal 2010 is estimated to be $325 to $365 per tonne.

Capital spending for fiscal 2010 is expected to range from $0.9 billion to $1.0 billion, slightly lower than previously estimated. Mosaic continues to execute against its multi-year potash expansion plan as well as investing to further improve operating performance of its existing plants and mines.

Selling, general and administrative expenses are estimated to range from $330 million to $350 million in fiscal 2010, lower than previously estimated, and the effective income tax rate is estimated to approximate 30% for the year.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Thursday, April 1, 2010 at 10:00 a.m. EDT to discuss third quarter earnings results. Presentation slides and a simultaneous audio webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. Additionally, the conference call-in number is 888-679-8018 and the passcode is 78072992. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and the effects of the current economic and financial turmoil; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation; difficulties or delays in receiving, or increased costs of, necessary governmental permits or approvals; the effectiveness of the Company’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of asset retirement, environmental remediation, reclamation or other environmental regulation differing from management’s current estimates; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)
The Mosaic Company	(unaudited	)

	Three months ended February 28		Nine months ended February 28
	2010	2009	2010	2009
Net sales	$1,731.9	$1,375.5	$4,898.8	$8,704.5
Cost of goods sold	1,255.4	1,206.9	3,893.1	5,820.1
Lower of cost or market write-down	—	28.3	—	321.8

Gross margin	476.5	140.3	1,005.7	2,562.6
Selling, general and administrative expenses	82.3	71.3	246.6	238.1
Other operating expenses	5.3	25.3	35.9	49.9

Operating earnings	388.9	43.7	723.2	2,274.6
Interest expense, net	10.0	8.2	36.8	27.1
Foreign currency transaction loss (gain)	22.3	(47.1)	31.8	(166.1)
Gain on sale of equity investment	—	—	—	(673.4)
Other (income)	(0.7)	(0.2)	(6.7)	(6.1)

Earnings from consolidated companies before income taxes	357.3	82.8	661.3	3,093.1
Provision for income taxes	125.3	30.7	208.5	979.6

Earnings from consolidated companies	232.0	52.1	452.8	2,113.5
Equity in net earnings (loss) of nonconsolidated companies	(8.5)	6.0	(17.8)	94.5

Net earnings including non-controlling interests	223.5	58.1	435.0	2,208.0
Less: Net earnings (loss) attributable to non-controlling interests	(0.9)	0.7	(4.0)	(4.7)

Net earnings attributable to Mosaic (a)	$222.6	$58.8	$431.0	$2,203.3

Diluted net earnings per share attributable to Mosaic (a)	$0.50	$0.13	$0.97	$4.94

Diluted weighted average number of shares outstanding	446.8	445.8	446.5	446.2

(a)	Mosaic adopted an accounting standard effective June 1, 2009, codified in ASC 810, which, among other things, changed the presentation format and certain captions of the Consolidated Statement of Earnings and Consolidated Balance Sheet. Mosaic uses the captions recommended by this standard in its Condensed Consolidated Financial Statements, such as “Net earnings attributable to Mosaic” and “Diluted net earnings per share attributable to Mosaic.” However, in the preceding release Mosaic has shortened this language to “net earnings” and “earnings per share,” respectively.

Condensed Consolidated Balance Sheets
(in millions, except share and per share amounts)
The Mosaic Company	(unaudited	)

	February 28 2010	May 31 2009
Assets
Current assets:
Cash and cash equivalents	$2,291.8	$2,703.2
Receivables, net	595.0	597.6
Inventories	939.6	1,125.9
Deferred income taxes	186.2	205.4
Assets and investments held for sale	400.5	—
Other current assets	378.2	675.7

Total current assets	4,791.3	5,307.8
Property, plant and equipment, net	5,253.2	4,899.3
Investments in nonconsolidated companies	54.1	357.8
Goodwill	1,765.3	1,734.1
Other assets	414.3	377.2

Total assets	$12,278.2	$12,676.2

Liabilities and Equity
Current liabilities:
Short-term debt	$96.3	$92.7
Current maturities of long-term debt	16.5	43.3
Accounts payable and accrued liabilities	1,059.9	1,093.4
Accrued income taxes	—	327.6
Deferred income taxes	53.9	64.8

Total current liabilities	1,226.6	1,621.8
Long-term debt, less current maturities	1,246.0	1,256.5
Deferred income taxes	476.4	456.6
Other noncurrent liabilities	837.0	826.1
The Mosaic Company’s Stockholders’ equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of February 28, 2010 and May 31, 2009	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized:
Class B common stock, none issued and outstanding as of February 28, 2010 and May 31, 2009	—	—
Common stock, 445,339,025 and 444,513,300 shares issued and outstanding as of February 28, 2010 and May 31, 2009, respectively	4.5	4.4
Capital in excess of par value	2,518.3	2,483.8
Retained earnings	5,531.5	5,746.2
Accumulated other comprehensive income	411.0	258.6

Total Mosaic stockholders’ equity	8,465.3	8,493.0
Non-controlling interests	26.9	22.2

Total equity	8,492.2	8,515.2

Total liabilities and equity	$12,278.2	$12,676.2

Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)
The Mosaic Company	(unaudited	)

	Three months ended February 28		Nine months ended February 28
	2010	2009	2010	2009
Cash Flows from Operating Activities
Net earnings including non-controlling interests	$223.5	$58.1	$435.0	$2,208.0
Adjustments to reconcile net earnings including non-controlling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	101.6	90.4	332.6	267.5
Lower of cost or market write-down	—	28.3	—	321.8
Deferred income taxes	1.1	(46.7)	36.0	117.9
Equity in net loss (earnings) of nonconsolidated companies, net of dividends	8.5	(6.0)	17.8	(62.8)
Accretion expense for asset retirement obligations	8.2	12.5	23.2	27.0
Stock-based compensation expense	3.1	3.6	20.5	17.5
Unrealized (gain) loss on derivatives	(19.9)	19.0	(87.2)	144.8
Gain on sale of equity investment	—	—	—	(673.4)
Proceeds from Saskferco note receivable	—	—	—	51.1
Excess tax benefits related to stock option exercises	(3.3)	—	(3.2)	(4.8)
Other	0.7	4.6	2.5	(1.8)
Changes in assets and liabilities:
Receivables, net	(32.3)	269.4	(17.3)	326.0
Inventories, net	15.3	176.2	172.0	(415.9)
Other current and noncurrent assets	176.0	(19.1)	186.6	(305.5)
Accounts payable	(26.3)	(444.6)	85.5	(646.9)
Accrued liabilities and income taxes	53.2	(69.7)	(368.1)	(289.2)
Other noncurrent liabilities	(32.7)	(87.2)	(12.0)	(144.5)

Net cash provided by (used in) operating activities	476.7	(11.2)	823.9	936.8
Cash Flows from Investing Activities
Capital expenditures	(208.8)	(196.7)	(635.6)	(606.8)
Proceeds from sale of equity investment	—	—	—	745.7
Proceeds from sale of business	—	—	12.9	—
Restricted cash	—	3.7	22.8	(28.6)
Other	4.1	0.1	4.5	0.4

Net cash (used in) provided by investing activities	(204.7)	(192.9)	(595.4)	110.7
Cash Flows from Financing Activities
Payments of short-term debt	(134.0)	(116.7)	(255.1)	(310.0)
Proceeds from issuance of short-term debt	90.7	95.1	259.2	267.1
Payments of long-term debt	(3.5)	(3.8)	(38.6)	(104.9)
Proceeds from issuance of long-term debt	—	—	0.6	0.1
Payment of tender premium on debt	(0.2)	—	(5.7)	—
Proceeds from stock options exercised	5.8	0.2	10.8	4.3
Dividend paid to minority shareholder	—	(0.3)	(0.9)	(2.1)
Excess tax benefits related to stock option exercises	3.1	—	3.2	4.8
Cash dividends paid	(600.9)	(22.2)	(645.7)	(66.6)

Net cash used in financing activities	(639.0)	(47.7)	(672.2)	(207.3)
Effect of exchange rate changes on cash	10.7	(30.8)	32.3	(271.9)

Net change in cash and cash equivalents	(356.3)	(282.6)	(411.4)	568.3
Cash and cash equivalents - beginning of period	2,648.1	2,811.6	2,703.2	1,960.7

Cash and cash equivalents - end of period	$2,291.8	$2,529.0	$2,291.8	$2,529.0

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest (net of amount capitalized)	$33.8	$43.6	$66.6	$91.5
Income taxes (net of refunds)	118.1	155.4	492.6	915.9

Condensed Consolidated Financial Highlights
The Mosaic Company	(dollars in millions	)

	Three months ended February 28		Increase/ (Decrease)		Nine months ended February 28		Increase/ (Decrease)
	2010	2009 (d)	Amount	%	2010	2009 (d)	Amount	%
Net sales:
Phosphates (a)	$1,020.7	$871.3	$149.4	17%	$3,543.2	$6,222.3	$(2,679.1)	(43%)
Potash	730.0	480.8	249.2	52%	1,477.6	2,430.4	(952.8)	(39%)
Corporate/Other (b)	(18.8)	23.4	(42.2)	NM	(122.0)	51.8	(173.8)	NM

	$1,731.9	$1,375.5	$356.4	26%	$4,898.8	$8,704.5	$(3,805.7)	(44%)

Gross margin:
Phosphates (c)	$114.0	$(70.1)	$184.1	NM	$341.6	$1,261.8	$(920.2)	(73%)
Potash	352.0	206.6	145.4	70%	656.5	1,284.7	(628.2)	(49%)
Corporate/Other (b) (c)	10.5	3.8	6.7	176%	7.6	16.1	(8.5)	(53%)

	$476.5	$140.3	$336.2	240%	$1,005.7	$2,562.6	$(1,556.9)	(61%)

Operating earnings (loss):
Phosphates (c)	$52.9	$(152.2)	$205.1	NM	$128.4	$1,040.9	$(912.5)	(88%)
Potash	326.0	186.0	140.0	75%	575.9	1,211.3	(635.4)	(52%)
Corporate/Other (b) (c)	10.0	9.9	0.1	1%	18.9	22.4	(3.5)	(16%)

	$388.9	$43.7	$345.2	790%	$723.2	$2,274.6	$(1,551.4)	(68%)

Depreciation, depletion and amortization:
Phosphates (e)	$63.5	$60.8	$2.7	4%	$226.5	$170.7	$55.8	33%
Potash	35.1	27.1	8.0	30%	97.9	89.2	8.7	10%
Corporate/Other	3.0	2.5	0.5	20%	8.2	7.6	0.6	8%

	$101.6	$90.4	$11.2	12%	$332.6	$267.5	$65.1	24%

(a)

Includes PhosChem sales and cost of goods sold for its other member of $46 million and $1 million for the three months ended February 28, 2010 and 2009, and $234 million and $614 million for the nine months ended February 28, 2010 and 2009, respectively. PhosChem is a consolidated subsidiary of Mosaic.

(b)	Includes elimination of intersegment sales.
(c)

The Phosphates segment impact of lower of cost or market inventory write-downs was $28.3 million and $316.0 million for the three and nine months ended February 28, 2009, respectively. In addition, the Corporate/Other segments includes a $5.8 million lower of cost or market inventory write-down related to nitrogen products for the nine months ended February 28, 2009.

(d)	Adjusted to reflect the realignment of the Company’s reportable business segments in which the former Offshore segment has been included in the Phosphates segment.
(e)

Includes accelerated depreciation of $39.8 million associated with the permanent closure of previously idled facilities and equipment in our Phosphates operations for the nine months ended February 28, 2010.

The Mosaic Company	Key Statistics (unaudited	)

	Three months ended February 28		Increase/ (Decrease)		Nine months ended February 28		Increase/ (Decrease)
	2010	2009	Amount	%	2010	2009	Amount	%

Sales volumes
(000 tonnes):
Phosphates Segment
Phosphates
Crop Nutrients (a): North America	869	482	387	80%	2,111	1,627	484	30%
International	822	617	205	33%	3,629	2,312	1,317	57%
Crop Nutrient Blends (b)	424	299	125	42%	1,818	1,436	382	27%
Feed Phosphates	149	131	18	14%	460	442	18	4%
Other (c)	208	92	116	126%	681	627	54	9%

Total Phosphates Segment Tonnes (a)	2,472	1,621	851	52%	8,699	6,444	2,255	35%

Potash Segment
Potash
Crop Nutrients (d): North America	1,002	201	801	399%	1,410	1,271	139	11%
International	718	317	401	126%	1,750	2,328	(578)	(25%)
Non agricultural	158	266	(108)	(41%)	543	804	(261)	(32%)

Total Potash Segment Tonnes	1,878	784	1,094	140%	3,703	4,403	(700)	(16%)

Production volumes (North America)
(000 tonnes):
Phosphates	1,739	918	821	89%	5,538	4,334	1,204	28%
Potash	1,332	1,315	17	1%	3,208	5,171	(1,963)	(38%)
Average selling price per metric tonne:
DAP (e)	$336	$499	$(163)	(33%)	$296	$882	$(586)	(66%)
Crop Nutrient Blends (b) (f)	380	429	(49)	(11%)	392	718	(326)	(45%)
MOP (e)	356	565	(209)	(37%)	359	518	(159)	(31%)
Average price for key raw materials:
Ammonia (tonne) (Central Florida) (g)	$319	$496	$(177)	(36%)	$288	$631	$(343)	(54%)
Sulfur (long ton) (North America)	81	228	(147)	(64%)	60	483	(423)	(88%)
Canadian resource taxes and royalties (h)	$54	$78	$(24)	(31%)	$86	$390	$(304)	(78%)

(a)	Phosphates volumes represent dry product tonnes. Excludes tonnes sold by PhosChem for its other member.
(b)	The average product mix for blends (by volumes) contains approximately 50% phosphate, 25% potash and 25% nitrogen, although this mix can differ based on seasonal and other factors.
(c)	Other volumes are primarily single superphosphate, potash and urea sold in countries outside North America.
(d)	Potash volumes include intersegment sales, and exclude tonnes mined under a third party tolling arrangement.
(e)	FOB plant, sales to unrelated parties
(f)	FOB destination
(g)	Delivered Tampa, Florida
(h)	Amounts in millions of U.S. dollars